THE PRUDENTIAL SERIES FUND

NATURAL RESOURCES PORTFOLIO

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102-4077

IMPORTANT PROXY NEWS

SPECIAL MEETING OF SHAREHOLDERS

ADJOURNED TO SEPTEMBER 18, 2009

August 3, 2009

Dear Shareholder:

The enclosed proxy materials are for a Special Meeting of Shareholders of the Natural Resources Portfolio (the “Fund”) of The Prudential Series Fund  originally scheduled for August 14, 2009.   After the enclosed proxy materials were printed, we determined that the process by which estimated proxy costs were determined, with such costs to be borne by the Fund, was an incomplete process.  Please be advised that estimated costs associated with this proxy statement to be borne by the Fund, including printing, mailing, and soliciting proxies, are estimated at approximately $185,000.   As of June 30, 2009, the Fund’s total assets were approximately $922 million.   As a result of the delay in mailing proxy materials, the meeting has been adjourned to September 18, 2009 at 11:00 AM Eastern time at 100 Mulberry Street, Gateway Center Three, 14th Floor, Newark, NJ 07102.

Available Information

You are being asked to approve a change to the Fund’s fundamental investment restriction relating to industry concentration (the “Proposal”). If the Proposal is approved by the Fund’s shareholders, the Fund will concentrate its investments in securities of companies in the natural resources group of industries.  Prudential Investments LLC (the “Manager”) believes that permitting the Fund to implement this change would provide the Fund with additional investment flexibility, enabling it to take full advantage of investment opportunities within the natural resources sector.

After careful review, your Fund’s Board of Trustees has approved the Proposal as detailed in the proxy statement and recommends that you vote “FOR” the proposal.  We urge you to act promptly in order to allow us to obtain a sufficient number of votes, and avoid the cost of additional solicitation and the possibility of a further meeting adjournment. Your vote is important no matter how many shares you own. In order for your vote to be represented, we must receive your instructions on or before Friday, September 18, 2009.

YOUR VOTE IS NEEDED IMMEDIATELY!

For your convenience, please utilize one of the easy methods below to register your vote:

To vote, you may use any of the following methods:

•  By mail.   You may return your signed proxy in the enclosed postage paid envelope.

•  By telephone. Call 1-888-221-0697 toll free. Enter your 12-digit control number from your voting instruction card. Follow the simple instructions.

If you have any questions before you vote, please call us at 1-888-467-9412.   We’re pleased to help you understand the Proposal and assist you in voting. Thank you for your participation.

DON’T HESITATE! PLEASE VOTE TODAY!